Exhibit 11

WEIGHTED AVERAGE SHARES
TWELVE MONTHS ENDED DECEMBER 31, 2001

	# of shares		Date	# of days
	459,387		12-31-00	(BAL FWD)
Q1	1,837,548	TO	04/01/01	90.00	165,379,320
		TO		—	—
		TO		—	—
		TO		—	—
Q2	1,837,548	TO	05/01/01	30.00	55,126,440
	1,850,492	TO	06/30/01	60.00	111,029,520
Q3	1,850,492	TO	09/30/01	92.00	170,245,264
		TO		—	—
		TO		—	—
Q4	1,850,492	TO	12/31/01	93.00	172,095,756
		TO		—	—
		TO		—	—
		TO		—	—
		TO		—	—

	Q-T-D			92.00	170,245,264
	Y-T-D			365.00	673,876,300

	AVERAGE SHARES OUTSTANDING FOR THE QUARTER			1,850,492

	AVERAGE SHARES OUTSTANDING FOR THE YEAR			1,846,236

	AVERAGE PRICE FOR THE QTR				15.330

	INCREMENTAL SHARES FOR THE YEAR				19,502

	OPTIONS-FULLY DILUTED
	NO OF SHARES	AVG. PRIC QTD	OPTION PRICE	# OF SHARES QTD
Robert Bickford	5640	15.330	$14.00	489
CM	1000	15.330	$14.00	87
Rob B	1000	15.330	$14.00	87
SC	1000	15.330	$14.00	87
NMG	1000	15.330	$14.00	87
SS	1000	15.330	$14.00	87
LW	1528	15.330	$11.53	379
SL	1528	15.330	$11.53	379
AK	1528	15.330	$11.53	379
PB	1536	15.330	$11.53	381
NR	1600	15.330	$11.53	397
SN	1600	15.330	$11.53	397
AT	1600	15.330	$11.53	397
DD	3000	15.330	$3.25	2,364
MZ	836	15.330	$3.25	659
SN	6400	15.330	$4.44	4,547
MZ	8000	15.330	$4.44	5,684
DD	4000	15.330	$4.44	2,842
					INCREMENTAL SHARES-Q1	24,624
					INCREMENTAL SHARES-Q2	14,228
					INCREMENTAL SHARES-Q3	19,429
					INCREMENTAL SHARES-Q4	19,727

			Total	19,727

	Basic	Dilutive
TOTAL SHARES FOR QUARTER	1,850,492	1,870,219

TOTAL SHARES YEAR-TO-DATE	1,846,236	1,865,738

NET INCOME FOR QUARTER	$363,186	$363,186

NET INCOME YEAR TO DATE	2,015,370	2,015,370

EARNINGS PER SHARE QTD	$0.20	$0.19

EARNINGS PER SHARE YTD	$1.09	$1.08

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